Exhibit 99.1

Endo Acquires Six Development-Stage, Ready-to-Use Injectable Product Candidates From Nevakar

DUBLIN, May 2, 2022 – Endo International plc (NASDAQ: ENDP) announced today that its subsidiary Endo Ventures Limited (EVL) acquired six development-stage, ready-to-use injectable product candidates from Nevakar Injectables Inc., a subsidiary of Nevakar, Inc.

“These six product candidates that would be used in critical care settings meaningfully expand Endo’s ready-to-use injectable product pipeline,” said Scott Sims, Senior Vice President and General Manager, Injectable Solutions & Generics at Endo. “We look forward to further developing and bringing these durable and differentiated products to market—and to the healthcare providers and patients who need them.”

The product candidates are in various stages of development, with the first launch expected in 2025. With the acquisition, Endo controls all remaining development, approval, launch and commercialization activities for these product candidates. Endo’s Par Sterile Products business will commercialize the products in the United States.

Under the terms of the agreement, EVL purchased the six product candidates from Nevakar Injectables for a one-time payment of $35 million. The one-time payment is expected to be expensed immediately in the second quarter as acquired in-process research and development costs. This acquisition is separate from Endo’s previously announced exclusive licensing agreement with Nevakar.

Ready-to-use, or RTU, products help streamline operations for hospitals by eliminating the need to prepare or transfer the product before patient administration. This may reduce waste and costs, optimize convenience and workflow and reduce the chance for preparation error—all of which support quality patient care.

About Endo
Endo (NASDAQ: ENDP) is a specialty pharmaceutical company committed to helping everyone we serve live their best life through the delivery of quality, life-enhancing therapies. Our decades of proven success come from passionate team members around the globe collaborating to bring the best treatments forward. Together, we boldly transform insights into treatments benefiting those who need them, when they need them. Learn more at www.endo.com or connect with us on LinkedIn.

About Nevakar Injectables, Inc.
Nevakar Injectables, Inc. is a wholly owned subsidiary of Nevakar, Inc., a fully integrated privately held, late-stage biopharmaceutical company with an extensive portfolio of products in the ophthalmic and injectable areas. Nevakar Injectables is developing a broad portfolio of injectable products for use in the hospital and ambulatory care settings. The Company has active programs in critical patient care, acute pain management, long acting injectables, and hospital injectables. For additional information please visit www.nevakarinjectables.com.

Forward-Looking Statements
Certain information in this press release may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation including, but not limited to, the statements by Mr. Sims and any statements related to the expansion of Endo’s product pipeline or the acquisition, timing, development, approval, launch or commercialization of any products. Statements including words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "plan," "will," "may," "look forward," "intend," "future," "potential" or similar expressions are forward-looking statements. All forward-looking statements in this press release reflect Endo's current expectations of future events based on existing trends and information and represent Endo's judgment only as of the date of this press release. Actual results may differ materially and adversely from current expectations based on a number of factors affecting Endo's businesses, including, among other things, the following: the outcome of our strategic review, contingency planning and any potential restructuring; the timing, impact or results of any pending or future litigation, investigations, proceedings or claims, including opioid, tax and antitrust matters; actual or contingent liabilities; settlement discussions or negotiations; the impact of competition including loss of exclusivity and generic competition; our ability to satisfy judgments or settlements or to pursue appeals including bonding requirements; our ability to adjust to changing market conditions; our inability to maintain compliance with financial covenants and operating obligations which would expose us to potential events of default under our outstanding indebtedness; our ability to incur additional debt or refinance our outstanding indebtedness; a significant reduction in our short-term or long-term revenues which could cause us to be unable to fund our operations and liquidity needs; the effectiveness of advertising and other promotional campaigns; unfavorable publicity regarding the misuse of opioids; and our ability to develop our product pipeline and to continue to develop the market for products. The occurrence or possibility of any such result has caused us to engage, and may result in further engagement, in strategic reviews that ultimately may result in our pursuing one or more significant corporate transactions or other remedial measures, including on a preventative or proactive basis. Those remedial measures could include a potential corporate reorganization, restructuring or bankruptcy filing involving all or a portion of our business, asset sales or other divestitures, cost-saving initiatives, corporate realignments or strategic partnerships. Some of these measures could take significant time to implement and others may require judicial or other third-party approval. Any such actions may be complex, could entail significant costs and charges or could otherwise negatively impact shareholder value, and there can be no assurance that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all, or that they will result in their intended benefits. Therefore, the reader is cautioned not to rely on any forward-looking statements. Endo expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law. Additional information concerning risk factors, including those referenced above, can be found in press releases issued by Endo, as well as Endo's public periodic filings with the U.S. Securities and Exchange Commission and with securities regulators in Canada, including the discussion under the heading "Risk Factors" in Endo's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or other filings with the U.S. Securities and Exchange Commission.

Endo International plc:

Media:
Heather Zoumas-Lubeski
(484) 216-6829
media.relations@endo.com

Investors:
Pravesh Khandelwal
(845) 364-4833
relations.investor@endo.com
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